Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement is entered into this 5th day of January, 2009 by and between James Byrd, Jr. (“Employee”) and Gen2Media Corp. (“Company”)

1. Employee is the CEO of Company under written Employment Agreement dated September 18, 2008. (“the Employment Agreement”).

2. The Employment Agreement calls for the Employee to earn a base salary of $350,000 per year, plus certain increases, however, Employee has been deferring all but $15,000 of said salary, per month since his hiring.

3. Now, with the difficulty of raising capital, and the desire of the Employee to assist the Company in its cash flow needs, Employee has agreed to amend his Employment Agreement in accordance with the terms hereof.

4. Employee hereby agrees to amend his base salary, effective as of January 1, 2009, to $200,000 per year.  Employee shall retain all other benefits as set forth in the Employment Agreement, and all bonuses, in cash or stock options or otherwise shall be at the sole discretion of the Board of Directors.

5. In consideration of this reduction, the Company has agreed, and does hereby reduce the exercise price of Employees previously vested 4 million options from 10 cents to 5 cents.  Additionally, Employee shall be credited against the exercise of said options with 100% of all deferred salary that has accrued through December 31, 2008, and the Company will issue shares to Employee in the appropriate amount of said deferred compensation, at the 5 cent per share strike price.

6. This Agreement shall be effective as of January 1, 2009.  Unless specifically modified by the terms hereof, all other terms and provisions of the Employment Agreement shall remain in full force and effect.

7. This agreement is entered into in Orlando, Orange County, Florida, and shall be governed under Florida Law.  This Agreement contains all terms and provisions of any agreements or discussions between the parties relative to the matters herein contained.  No alteration or modification of this Agreement shall be binding unless the same is in writing and signed by all parties.  This agreement is binding upon the parties hereto, their heirs, successors and assigns at law.

Wherefore, this Amendment to Employment Agreement is executed on the date and year stated above with the intent to be legally binding.

“Employee”“Gen2Media Corp”

By:	/s/	By:	/s/

	James S. Byrd Jr.		Mary Spio, President

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